Exhibit T3A.14

COPY OF COPY

Approved by Resolution of the Sole Member on 12 February 2009

ARTICLES OF ASSOCIATION

OF SIBIRSKY LIKERO-VODOCHNY ZAVOD

(ZAO “SIBIRSKY LVZ”)

CLOSED JOINT-STOCK COMPANY

Novosibirsk Region, Koltsovo workers’ settlement

2009

ARTICLES OF ASSOCIATION

OF SIBIRSKY LIKERO-VODOCHNY ZAVOD

(SIBERIAN LIQUOR AND VODKA PLANT)

Article 1. General Provisions

1.1	“Sibirsky Likero-Vodochny Zavod” Closed Joint-Stock Company (ZAO “Sibirsky LVZ”), hereinafter referred to as the Company was organized by means of transformation of “Sibirsky Likero-Vodochny Zavod” Limited Liability Company established in accordance with the laws of the Russian Federation on 16 February 2006 under Primary State Registration Number (OGRN) 1065475003076, License Series 54 Number 003526214 issued by the Inter-District Office of the Federal Tax Service No. 15 for Novosibirsk Region, having its registered office at: Russian Federation, Novosibirsk Region, Novosibirsk District, Koltsovo workers’ settlement, No. 14, Taxpayer Identification Number (INN) 5433161790, All-Russian Classifier of Businesses and Organizations (OKPO) No. 93842939.

1.2	The Company shall exist in accordance with the Federal Law “On Joint-Stock Companies” (the Law), the Civil Code of the Russian Federation and other effective laws.

1.3	As regards any activities performed by the Company, the Company shall be governed by these Articles of Association (the Articles of Association) which shall constitute the sole constitutive document of the Company, by the Law and other laws and regulations.

1.4	The Company is organized for an unlimited term.

1.5	The Sole Member of the Company shall be the “Russian Alcohol Group” Closed Joint-Stock Company (“Russian Alcohol” CJSC), a legal entity established in accordance with the laws of the Russian Federation under Primary State Registration Number (OGRN) 1037705023190 having its registered office at: Russian Federation, 129344 Moscow, Eniseyskaya str., 1, building 1.

Article 2. Name and Place of Business

2.1	Full corporate name of the Company:

Sibirsky Likero-Vodochny Zavod Closed Joint-Stock Company

2.2	Short name of the Company in the Russian language:

3AO

2.3	Short name of the Company in the English language:

ZAO “Sibirsky LVZ”

2.4	Place of Business of the Company: 630559 Russian Federation, Novosibirsk Region, Novosibirsk District, Koltsovo workers’ settlement, industrial zone of Sibirsky LVZ, No.1.

Postal address of the Company: 630559 Russian Federation, Novosibirsk Region, Novosibirsk District, Koltsovo workers’ settlement, industrial zone of Sibirsky LVZ, No.1.

2.5	The Company may set up branches and open representative offices within the Russian Federation and abroad pursuant to the applicable laws, including the laws of other countries where such branches and offices exist, unless otherwise provided by an international treaty entered into by the Russian Federation.

As of the moment of approval of this version of the Articles of Association the Company has no registered branches or representative offices.

Article 3. Objectives and Type of Activity

3.1	The basic objective of the Company shall be deriving of profits from the production, commercial, investment and other types of activity which are not prohibited by the laws effective in the Russian Federation and abroad.

3.2	The Company may perform any or all types of activity listed below, as well as any other activity which is not prohibited by the applicable laws in order to achieve its basic objective specified in Article 3.1 to the extent permitted by the applicable laws providing that the Company possesses all required licenses and permits:

(a) production and sale of alcoholic beverages and other excise goods, food products, non-alcoholic beverages, fast moving consumer goods, producer goods and raw materials, (b) trading and purchasing, including wholesale trade, retail trade and trade on commission, including sale of food commodities, alcoholic beverages and tobacco products, provision of storage services, (c) establishment and management of retail and wholesale chains for sale of alcoholic beverages, (d) food products and food commodities production management and operation, (e) establishment and operation of public catering facilities, (f) forwarding services, transportation of freight, repair and maintenance of transport, operation of vehicles and stations, (g) provision of consumer services to the public, (h) maintenance, repair, warranty and after-sale servicing of production, industrial and household equipment, (i) scientific and technological, engineering and information researches and development, (j) provision of intermediary, marketing (including granting of licenses to usage of trademarks and commercial names), commissioning, engineering, consulting, information and advertising services, management and other types of services, (k) organization and holding of selling exhibitions, auctions, seminars, etc., (l) attraction of investments and investment of funds to businesses involved in production and sale of alcoholic and other types of beverages, as well as to other businesses in the Russian Federation and abroad, (m) management of activities of such businesses both using own resources and in cooperation with third parties, (n) establishment of an effective chain for sale of products produced by the businesses which receive investments from the Company, and deriving profits from other related types of activity.

3.3	The Company may perform any type of activity in order to achieve the above mentioned objectives to the extent permitted by the applicable laws, provided that the Company possesses all required licenses and permits, including:

3.3.1	acquisition, possession, operation and management of any immovable property (including, but not limited to, land plots, buildings and structures) and movable property (including securities and ownership shares in business companies) and property rights;

3.3.2	investment activity of any type and form permitted by the laws of the Russian Federation;

3.3.3	production activity of any type, including creation of new projects (including construction projects) for movable and immovable property, operation, repair and maintenance thereof;

3.3.4	trade activities, including import and export operations, wholesale and retail trade;

3.3.5	any other types of activity which may be required or advisable in order to achieve the Company’s business objectives.

3.4	The above listed objectives may be revised at the General Meeting of Shareholders pursuant to the applicable laws.

Article 4. Legal Status of the Company

4.1	The Company is a legal entity established in the form of a closed joint-stock company pursuant to the laws of the Russian Federation. The Company shall maintain its accounting records, have bank accounts and may enter into agreements on its behalf, acquire property rights and personal non-property rights, undertake and perform obligations, act as claimant and defendant in court, commercial courts and arbitration courts within the Russian Federation and abroad. The Company may have subsidiary and associated business companies acting as legal entities within the Russian Federation and abroad.

4.2	The Company shall acquire the status of a legal entity at the moment of the state registration thereof.

4.3	The Company shall be liable for its obligations with all its property. The Company shall not be liable for obligations of its shareholders.

4.4	The Shareholders shall not be liable for the Company’s obligations and shall bear the risk of losses, connected with its operation, within the value of the shares held by them. The shareholders, who/which have paid for their shares not in full, shall incur joint liability for the Company’s obligations within the unpaid part of value of the shares held by them.

4.5	The Company shall have the round seal approved by the General Director of the Company (the General Director). The seal shall state the Primary State Registration Number and full corporate name of the Company in the Russian language.

4.6	The Company must register and/or notify the relevant registering authorities of any changes to these Articles of Association in the manner and within the term stipulated by the effective laws.

5. Authorized Share Capital

5.1	The Authorized Share Capital of the Company (the Authorized Share Capital) shall be comprised of the par value of shares placed among the shareholders. The Authorized Capital of the Company shall be 144 250 000 (one hundred and forty four million two hundred and fifty thousand) rubles.

5.2	The Authorized Capital is divided into 14 425 (fourteen thousand four hundred and twenty five) ordinary registered shares with the par value of 10 000 (ten thousand) rubles each.

5.3.	The Company may make an additional placement of 10 000 (ten thousand) ordinary registered shares with the par value of 10 000 (ten thousand) rubles each (authorized shares).

5.4.	The Authorized Share Capital of the Company may be increased (i) by increasing the par value of the shares or (ii) through the placement of additional shares.

5.5	The Authorized Share Capital of the Company may be reduced by resolution of the General Meeting of Shareholders by (i) reducing the par value of the shares or (ii) by decreasing their total number, including the options of repurchase and redemption of some shares.

The General Meeting of Shareholders shall be entitled to pass a resolution to reduce the Authorized Share Capital only in the event that the par value of the Company’s shares which remain in circulation after such reduction is not less than the minimum Authorized Capital stipulated by the applicable laws. The Authorized Capital may be reduced only upon notification of all creditors of the Company pursuant to the applicable laws.

5.6	The placed shares of the Company may be subject to split-up or consolidation with the respective change in the par value of the shares by resolution of the General Meeting of Shareholders upon making of respective amendments in the Articles of Association.

5.7	If the additional shares or other securities of the Company are paid for in a non-money form, the monetary evaluation of the property offered as payment for the shares and other securities shall be carried out by the Company’s Board of Directors in the manner prescribed by the applicable laws. As provided by the applicable laws, for evaluation of a market value of the property an independent evaluator should be hired. The evaluation of the property shall be made on the basis of its market value.

5.8	Should at the end of the second and each subsequent financial year following the establishment of the Company the value of the net assets of the Company be less than its Authorized Share Capital, the Company shall reduce its Authorized Share Capital to the amount which is less or equal to the value of its net assets. In the event that the value of the Company’s net assets becomes less than the minimum authorized capital stipulated by the applicable laws, the Company shall be dissolved in the manner prescribed by the applicable laws and these Articles of Association.

5.9	The Company may redeem the placed shares only upon conditions and in the manner prescribed by the applicable laws. Such shares, purchased by the Company on the basis of the resolution to decrease the authorised capital, shall be redeemed if purchased. Any shares purchased by the Company in other events shall be sold within 12 (twelve) months of the date of purchase, otherwise they shall be redeemed pursuant to the resolution of the General Meeting of Shareholders to reduce the Authorized Capital. If the Company has in possession its own shares, they shall grant no voting rights and shall not be taken into account while determining quorum or calculating votes at the General Meeting of Shareholders. Moreover, no dividends shall be accrued on them.

Article 6. Rights and Liabilities of Shareholders

6.1	Each ordinary share of the Company grants its owner equal rights, including the right to participate in the General Meeting of Shareholders with a voting right concerning any matters falling under its scope of competence.

6.2	Each ordinary share of the Company grants its owner the right to get a share of distributed profits (dividends) from time to time declared by the Company, and in the event of liquidation of the Company – the right to obtain a part of its property.

6.3	The Company’s shares shall be transferred in accordance with the rules stipulated in Article 19 of these Articles of Association.

Article 7. Register of Shareholders

The Company’s shares shall be of non-documentary form. The Company shall maintain and keep the Register of Shareholders of the Company (the Register of Shareholders) pursuant to legal acts of the Russian Federation from the moment of the state registration of the Company.

Article 8. Reserve Fund

8.1	The Company shall form the Reserve Fund and maintain it at the level of 5% (five percent) of the Authorized Share Capital. The Reserve Fund of the Company shall be formed by means of annual allocations no less than 5 (five) percent of the net profit until the Reserve Fund reaches the above specified amount. The Reserve Fund of the Company shall be formed in the amount required to maintain such level afterwards. The Reserve Fund of the Company shall be used for covering any losses and for redemption of the Company’s bonds and shares in case of absence of other money resources.

Article 9. Management of the Company

9.1	The General Meeting of Shareholders and the Board of Directors of the Company shall carry out the general management of all affairs (with the exclusion of operational activities) of the Company pursuant to the applicable laws and the provisions of these Articles of Association.

9.2	The Sole Executive Body of the Company shall be the General Director or the Managing Company (hereinafter referred to as the General Director).

9.3	In the course of the Company’s business activity the members of the Board of Directors, the General Director and employees of the Company shall invariably act for the benefit of the Company and comply with the effective laws. Any shareholder, member of the Board of Directors or the General Director having interest in closing a transaction by the Company (according to the definition given in Article 81 of the Law) must bring such personal interest to the notice of the Board of Directors, the Internal Audit Committee (Internal Auditor) and the external auditor of the Company to the extent and in the manner prescribed by the effective laws.

Article 10. Holding of General Meeting of Shareholders

10.1	The General Meeting of Shareholders shall be the top management body of the Company. The Company shall hold the Annual General Meeting of Shareholders within the period of 1 March to 30 June each year. The Annual General Meeting of Shareholders shall be convened by the Board of Directors to consider any issues specified in Article 11.2 below, as well as any other issues related to the scope of competence of the General Meeting of Shareholders pursuant to these Articles of Association and the effective laws.

10.2	Any meeting which is held apart from the Annual General Meeting of Shareholders is an Extraordinary General Meeting of Shareholders. The Extraordinary General Meeting of Shareholders shall be convened by decision and at the discretion of the General Director, or upon request of the Internal Audit Committee (Internal Auditor) or the shareholders holding at least ten (10) percent of the placed voting shares of the Company in the manner prescribed by the laws.

10.3

A resolution of the General Meeting of Shareholders may be passed without holding the meeting (physical meeting of shareholders to discuss the items on the agenda and passing of resolutions concerning the questions to be voted upon) by holding the meeting in the physical absence form, with the exception of resolutions on items listed in Article 11.2 of these Articles of Association. The ballot papers shall be prepared and sent to the shareholders by the Board of Directors. They shall state the full corporate name of the Company, location of the Company, questions to be voted upon, ballot papers final acceptance term and the postal address to which the completed ballot papers shall be sent, as well as any other information prescribed by the effective laws. The ballot papers shall be sent to the Shareholders within 20 (twenty) days prior to the date of the General Meeting of Shareholders.

10.4	The agenda of the Annual General Meeting of Shareholders shall be determined by the Board of Directors. The Shareholders possessing in aggregate not less than two percent of the Company’s voting shares shall be entitled to suggest questions to be included in the agenda of the Annual General Meeting of Shareholders providing that such suggestions are made within 30 (thirty) days after the end of the financial year. The agenda of the extraordinary General Meeting of Shareholders shall be determined by the Board of Directors and shall include, as the case may be, any questions properly presented for consideration by the Board of Directors, the shareholders, the Internal Audit Committee (Internal Auditor) and the external auditor of the Company. Voting at the extraordinary General Meeting of Shareholders shall be held only in relation to the issues included in the agenda.

10.5	The notice of the General Meeting of Shareholders shall be sent to each person named in the list of persons entitled to participate in the General Meeting of Shareholders within 20 (twenty) days before the date of the General Meeting of Shareholders (unless a greater term is prescribed by the applicable laws) by registered post to the address specified in the Register of Shareholders or handed over personally against signature. The notice of the General Meeting of Shareholders shall state the following: 1) full corporate name of the Company and location of the Company, 2) date, time and place where the General Meeting of Shareholders will be held, 3) the date when the list of persons entitled to participate in the General Meeting of Shareholders was made, 4) the agenda of the meeting, and 5) the manner for inspection of the information (documents) to be submitted in the process of preparation for the General Meeting of Shareholders and the address where one can get such information; 6) the form of holding of the General Meeting of Shareholders (in person or in absentia). The General Meetings of Shareholders may be held in any place within the Russian Federation or abroad pursuant to the decision made by the Company’s Board of Directors.

10.6	The date for execution of the list of persons entitled to participate in the General Meetings of Shareholders shall be established by the Board of Directors. Such date shall not be determined prior to the date when the resolution of the Board of Directors on holding of the General Meetings of Shareholders has been made and shall not be established more than 50 (fifty) days before the date of the General Meetings of Shareholders (unless a greater term is prescribed by the applicable laws).

10.7	The General Meetings of Shareholders shall be chaired by the Chairman of the Board of Directors, unless the shareholders attending the General Meetings decide to elect another person acting as chairman by a simple majority of votes. The General Meetings of Shareholders shall also elect the Secretary of the meeting by a simple majority of votes.

10.8	The General Meeting of Shareholders shall be deemed legitimate (having quorum) if it was attended by the shareholders holding in aggregate more than 50% (fifty percent) of votes of all placed voting shares of the Company.

10.9	In the absence of quorum for holding of the Annual General Meeting of Shareholders the repeated General Meeting of Shareholders must be held with the same agenda. In the absence of a quorum for holding of the extraordinary General Meeting of Shareholders the repeated General Meeting of Shareholders may be held with the same agenda. The repeated General Meeting of Shareholders shall be deemed legitimate (having quorum) if it was attended by the shareholders holding in aggregate at least 30% (thirty percent) of all placed voting shares of the Company.

The notice of the repeated General Meeting of Shareholders shall be made in compliance with the requirements of the effective laws.

10.10	The right to participate in the General Meeting of Shareholders shall be exercised by a Shareholder either personally or by proxy. The Shareholder’s representative at the General Meeting of Shareholders shall act in compliance with the authorities granted to the representative under the laws or the power of attorney.

10.11	The Secretary of the General Meeting of Shareholders shall execute two copies of the minutes within 15 (fifteen) days after the date the General Meeting of Shareholders has been declared closed. The minutes shall state the information prescribed by the effective laws and must be signed by the chairperson and the Secretary of the General Meeting of Shareholders.

Article 11. Scope of Competence of the General Meeting

11.1	The scope of competence of the General Meeting of Shareholders includes the below listed matters, as well as any other matters which may be stipulated by the effective laws.

11.2	The following matters fall under the exclusive competence of the Annual General Meeting of Shareholders. The decision on such matters shall be made by a simple majority of votes of the Shareholders possessing the voting shares and participating in the Annual General Meeting of Shareholders:

11.2.1	election of members of the Board of Directors;

11.2.2	approval (at the request of the Board of Directors) of annual reports, annual financial statements, including, without limitation, profit and loss statements (profit and loss accounts) of the Company, as well as distribution of profits (including, without limitation, payment (declaration) of dividends, except for any profits distributed as dividends basing on the results of the first quarter, half-year, nine months of the financial year) and losses of the Company basing on the results of the financial year (shall such results be declared) in compliance with Article 18 of these Articles of Association;

11.2.3	election of the Internal Audit Committee (Internal Auditor) of the Company, determination of the remuneration amount payable to its members and approval of the Company’s External Auditor.

11.3	The following matters fall under the exclusive competence of the General Meeting of Shareholders. The decision on such matters shall be made by 75% (seventy five percent) majority of votes of the Shareholders possessing the voting shares and participating in the annual General Meeting of Shareholders:

11.3.1	making amendments and additions to the Articles of Association of the Company or approval of the Articles of Association as amended and added;

11.3.2	reorganization of the Company at the request of the Board of Directors;

11.3.3	liquidation of the Company, appointment of the Liquidation Committee and approval of the interim and final Liquidation Balance Sheets;

11.3.4	determining a number, par value and category (type) of any declared shares and rights granted thereby;

11.3.5	acquisition by the Company of any placed shares;

11.3.6	approval at the request of the Board of Directors of any major transactions falling outside the scope of the Company’s normal course of business as per the effective laws;

11.3.7	at the request of the Board of Directors – increasing the Authorized Share Capital of the Company by means of private placement of shares;

11.3.8	at the request of the Board of Directors – increasing the Authorized Share Capital of the Company by means of public offering of ordinary shares which constitute more than 25 percent of the previously placed shares;

11.3.9	reduction of the Authorized Share Capital of the Company by way of decreasing the par value of the shares, acquisition of some placed shares by the Company in order to reduce their total number, or by way of redeeming any shares which were not paid in full in compliance with the requirements of the effective laws and/or these Articles of Association, or redeeming of shares acquired or repurchased by the Company in compliance with the effective laws which were not sold within twelve months of the date of purchasing thereof;

11.4	The following matters fall under the exclusive competence of the General Meeting of Shareholders. The decision on such matters shall be made by a simple majority of votes of the Shareholders possessing the voting shares and participating in the annual General Meeting of Shareholders:

11.4.1	determination of a number of the Board of Directors of the Company and early termination of their powers;

11.4.2	early termination of the powers of the Internal Audit Committee (Internal Auditor) and, in such event, election of new members of the Internal Audit Committee (Internal Auditor);

11.4.3	at the request of the Board of Directors – increasing the Authorized Capital of the Company by means of increasing the par value of the shares;

11.4.4	payment (declaration) of dividends basing on the results of the first quarter, half-year, nine months of the financial year;

11.4.5	establishing the procedure for holding of the General Meeting of Shareholders;

11.4.6	election of the members of the Counting Commission and early termination of their powers;

11.4.7	split-up and consolidation of the shares (at the request of the Board of Directors);

11.4.8	approval of any non-arm’s length transactions with the exception of transactions falling under the competence of the Board of Directors pursuant to Article 14.2.6 of these Articles of Association (at the request of the Board of Directors);

11.4.9	acquisition or repurchase of the shares previously issued by the Company in order to reduce the Authorized Share Capital (at the request of the Board of Directors);

11.4.10	resolutions to become a member of any holding companies, financial and industrial groups, associations and other groups of commercial organizations (at the request of the Board of Directors);

11.4.11	approval of any internal documents which regulate the activities of the Board of Directors, the General Director and the Internal Audit Committee (Internal Auditor) of the Company, as well as documents which determine the procedure for making decisions at the General Meeting of Shareholders concerning the procedure for holding of the General Meeting of Shareholders (at the request of the Board of Directors);

11.4.12	passing the resolution to delegate the authorities of the sole executive body of the company under an agreement to a commercial organization (holding company) or private entrepreneur (administrator) (at the request of the Board of Directors);

11.4.13.	other issues in accordance with the existing law and these Articles of Association.

Article 12. Members of the Board of Directors: Appointment, Composition and Early Termination of Powers

12.1	The number of members of the Board of Directors shall be determined by the resolution of the General Meeting of Shareholders. The Board of Directors shall consist of at least five members.

12.2	The members of the Board of Directors of the Company shall be elected by the General Meeting of Shareholders for a term up to the next-coming Annual General Meeting of Shareholders and may be re-elected unlimited number of times. The General Meeting of Shareholders shall be entitled to early terminate the authorities of all members of the Board of Directors with or without specifying the grounds.

12.3	The Board of Directors shall elect one of its members as the Chairman of the Board of Directors by a simple majority of votes. The Chairman may be re-elected unlimited number of times. The Chairman of the Board of Directors shall manage the operations of the General Meeting of Shareholders and the Board of Directors, convene the meetings of the Board of Directors, prepare all the necessary documents and control the operational activities of the Board of Directors in compliance with these Articles of Association and the effective laws.

12.4	The members of the Board of Directors shall be entitled at any time to examine any records, accounts or documents of the Company and to obtain any requested data concerning the Company’s activities from the Board of Directors, the General Director or any officer of the Company or his/her employee.

12.5	Apart from reimbursement of travelling expenses and other expenses related to the performance of functions of a member of the Board of Directors (all expenses must be documented for the purposes of accounting), the members of the Board of Directors shall not receive any payment or remuneration for acting as members of the Board of Directors, unless otherwise stipulated by the resolution of the General Meeting of Shareholders.

Article 13. Meeting of the Board of Directors

13.1	The meetings of the Board of Directors shall be held in any place within the Russian Federation or abroad. Such place shall be determined by the Board of Directors or its Chairman. In the event of impossibility to personally attend the meeting, any member of the Board of Directors shall be entitled to take part and vote: (a) in absentia by sending to the Chairman of the Board of Directors his/her opinion on the items of the agenda of the respective meeting of the Board of Directors within the day when such meeting is held and (b) over the telephone, and the Chairman of the Board of Directors shall take all the necessary actions to ensure telephone upon receipt of such request. Moreover, the Board of Directors shall be entitled to make any decision or take any action upon written agreement without holding a meeting and such decision or action shall be deemed legitimate.

13.2	The time, date, place and agenda for regular meetings of the Board of Directors shall be determined by the Board of Directors at the previous regular meeting. The time, date, place and agenda for any regular meeting may be changed by the Chairman of the Board of Directors upon notification of all members of the Board of Directors against signature, via telex or telefax or by registered mail within 2 (two) days before the settled date of the meeting.

13.3	Extraordinary meetings of the Board of Directors may be convened by the Chairman at his/her own discretion or at the request of any member of the Board of Directors, Audit Committee, the Auditor of the Company or the General Director of the Company for purposes of discussing one or several individual matters. The notice of such meeting shall be sent to the members of the Board of Directors in the manner prescribed by Article 13.2 of the Articles of Association and shall state the agenda which specifies the questions to be voted upon.

13.4	The quorum for holding the any meeting of the Board of Directors of the Company shall be at least half of the number of the elected members of the Board of Directors of the Company (when determining the quorum the votes of members of the Board of Directors who participate in the meeting over the telephone and/or sent their written opinion concerning the items on the agenda of the respective meeting of the Board of Directors of the Company as specified in Article 13.1 above shall also be taken into account). Should the number of the members of the Board of Directors of the Company be less than the quorum as a result of resignation or death of one or several members, the remaining members of the Board of Directors of the Company must immediately convene an extraordinary General Meeting of Shareholders in order to elect the new members of the Board of Directors.

13.5	All resolutions at any meeting of the Board of Directors of the Company shall be passed by a simple majority of votes of the members of the Board of Directors of the Company who take part in such meeting, unless otherwise specified by these Articles of Association or the applicable laws. No transfer of the voting right by any member of the Board of Directors of the Company to any other person, including, without limitation, any other member of the Board of Directors of the Company, shall be allowable.

13.6	Minutes of any meeting of the Board of Directors of the Company shall be executed within 3 (three) three days upon holding thereof and shall be signed by the Chairman of the Board of Directors. The Chairman of the Board of Directors shall be responsible for accuracy of the minutes.

Article 14. Scope of Competence of the Board of Directors

14.1	The Board of Directors of the Company shall carry out general management of all affairs of the Company, except for any matters referred by the applicable laws and these Articles of Association to the scope of competence of the General Meeting of Shareholders.

14.2	The following matters fall under the competence of the Board of Directors:

14.2.1	determining priority areas of business of the Company;

14.2.2	convening of annual and extraordinary General Meetings of Shareholders;

14.2.3	approval of the agenda of any General Meeting of Shareholders;

14.2.4	determining the date for making the list of persons entitled to take part in the General Meeting of Shareholders, as well as any other matters related to convening, preparation and holding of such General Meetings of Shareholders;

14.2.5	submission of proposals to the General Meeting of Shareholders for making decisions on the matters specified in Articles 11.3.6-11.3.8, 11.4.4, 11.4.8-11.4.13 above;

14.2.6	Company’s placement of any bonds and any other securities of the Company;

14.2.7	determining a price (money value) of the property, price of placement and repurchase of the securities in cases stipulated by the effective laws;

14.2.8	acquisition of any shares, bonds and any other securities placed by the Company, as well as carve-out thereof in cases stipulated by the effective laws;

14.2.9	election and early termination of powers of the General Director of the Company, as well as decisions concerning any matters related to the conditions of hiring and remuneration of labour of the General Director of the Company;

14.2.10	submission of proposals to the General Meeting of Shareholders concerning the amount of remuneration for the members of the Audit Committee and determination of the amount of remuneration for the independent auditor of the Company;

14.2.11	recommendations on the amount of the dividend on the shares and the procedure of payment thereof;

14.2.12	usage of the Reserve Fund and any other funds of the Company;

14.2.13	approval of any internal documents of the Company, except for any internal documents which approval is referred by the Law and these Articles of Association to the scope of competence of the General Meeting of Shareholders, as well as any other internal documents of the Company which approval is referred by these Articles of Association to the scope of competence of the General Director;

14.2.14	setting up of any branches and opening of any representative offices of the Company;

14.2.15	approval by a majority of votes of any major transaction falling outside the scope of the Company’s normal course of business as per the effective laws;

14.2.16	approval of any non-arm’s length transaction or interconnected transactions as per the effective laws;

14.12.17	taking into account the provisions of Article 11.3.6 above, making decision on approval of a transaction or transactions in connection with acquisition or assignment, or possible direct or indirect assignment of property by the Company, pledge, mortgage or any other encumbrance on the property which is possessed by the Company as a property or under any other rights, provision of surety by the Company, the cost of which exceeds 5 (five) percent of the balance sheet value of the Company’s assets (as per the Company’s accounting data over the last reporting period which precedes the date of closing the respective transaction), providing that such limit shall not apply to any transaction made in the normal course of business;

14.2.18	at the request of the General Director – approval and early termination of power of deputies of the General Directors and the chief accountant of the Company, resolution of any issues connected with remuneration of labour thereof and terms and conditions for hiring thereof;

14.2.19	establishment and liquidation of subsidiary and affiliated legal entities of the Company, acquisition and sale of shares, equity interests or other types of interest in other legal entities;

14.2.20	exercise of voting rights and other types of interest in managing the legal entities, both in the form of shares, equity interests in the authorized (pooled, etc.) capital of such legal entities, owned, used or managed by the Company, and provided to the Company under any contracts and agreements;

14.2.21	obtaining and granting of any loans or credits (with the exception of loans obtained from the company’s shareholders), including loans granted to its employees to the total amount above 5 (five) percent of the balance sheet value of the Company’s assets as per the Company’s accounting data over the last reporting period which precedes the date of entering into the respective loan or credit agreement or granting of a delay in payment under any contracts and agreements;

14.2.22	approval of investments and other expenses of the Company to the amount above 100 000 USD (or its equivalent in rubles or any other foreign currency);

14.2.23	making of decision on approval of any bill of exchange operation of purchasing, assigning, encumbering or provision of intellectual property items (including industrial property) to third parties, in particular: invention, utility model, industrial pattern, trademark, service mark, designation of origin, brand name, know-how, technical innovation, item of copyright and associated rights as per the definitions given in the laws of the Russian Federation;

14.2.26	other matters referred by the effective laws and these Articles of Association to the scope of competence of the Board of Directors.

Article 15. Election and Early Termination of Powers of the General Director

15.1	The General Director shall be the sole executive body managing the operational activities of the Company.

15.2	Election and early termination of powers of the General Directors shall be carried out by the Board of Directors.

15.3	In addition to the powers of the General Director stipulated by these Articles of Association and the effective laws, the rights and liabilities of the General Director shall be determined in the labour contract concluded with him/her, which shall be signed on behalf of the Company by the Chairman of the Board of Directors or any other person authorized to do so by the Board of Directors.

15.4	The General Director may not act as the Chairman of the Board of Directors or a member of the Internal Audit Committee (Internal Auditor).

Article 16. Powers of the General Director

16.1	To the extent not referred by these Articles of Association and the effective laws to the scope of competence of the General Meeting of Shareholders of the Board of Directors, providing there are no other limits stipulated in the resolutions of the General Meeting of Shareholders of the Board of Directors, acting with full authority on behalf of the Company, the General Director shall:

16.1.1	dispose of the property of the Company, including its money funds;

16.1.2	open, manage and close the bank accounts of the Company ;

16.1.3	executes the agreements on behalf of the Company and ensures performance thereof;

16.1.4	bear responsibility for the development of the staffing policy regulations, submits such regulations for approval to the Board of Directors and, upon such approval, ensures compliance therewith;

16.1.5	develop the Company’s policy concerning segregation of duties and job descriptions for the Company’s officers;

16.1.6	hire and dismiss employees of the Company; nevertheless, the deputies of the General Director and the chief accountant shall be appointed upon preliminary approval by the Board of Directors;

16.1.7	make decisions and issues orders concerning operational issues of the internal affairs of the Company;

16.1.8	issue powers of attorney on behalf of the Company;

16.1.9	prepare the necessary materials and proposals to be submitted for consideration by the Board of Directors or the General Meeting of Shareholders, and ensure implementation of decisions thereof;

16.1.10	represent the Company with the state and other authorities, organizations and institutions;

16.1.11	submit the annual consolidated financial plans and budgets for approval by the General Meeting of Shareholders on or before 30 November each year, as well as capital investment budgets and annual statements;

16.1.12	ensure compliance of the Company with the provisions of the effective laws; and

16.1.13	make decisions concerning any other issues of operational activities of the Company required to achieve its objectives providing such issues are not referred to the scope of competence of the General Meeting of Shareholders or the Board of Directors.

Article 17. Internal Audit Committee (Internal Auditor)

17.1	To control the financial and business operations of the Company the General Meeting of Shareholders shall elect the Internal Audit Committee (Internal Auditor) of the Company for the term up to the next-coming Annual General Meeting of Shareholders. The members of the Internal Audit Committee (Internal Auditor) of the Company may not at the same time act as members of the Board of Directors of the Company or hold any other positions in any management bodies of the Company.

17.2	The Internal Audit Committee (Internal Auditor) shall audit the Company’s performance results over the year. The Internal Audit Committee (Internal Auditor) shall also be entitled to perform other types of audit of the Company’s activities at its own discretion pursuant to the resolution of the General Meeting of Shareholders or the Board of Directors or at the request of shareholders who in aggregate hold at least 10% (ten percent) of the Company’s voting shares. The amount of compensation (if any) for the Internal Audit Committee (Internal Auditor) shall be determined by the General Meeting of Shareholders.

17.3	In the course of performing its functions the Internal Audit Committee (Internal Auditor) shall be entitled to demand that the persons acting as members of management bodies of the Company and officers submit the documents on the financial and business operations of the Company.

17.4	The Internal Audit Committee (Internal Auditor) shall submit the results of the audits to the General Meeting of Shareholders. The Internal Audit Committee (Internal Auditor) shall be entitled to convene an extraordinary General Meeting of Shareholders if such meeting is not convened by the Board of Directors at the request of the Internal Audit Committee (Internal Auditor).

Article 18. Financial Documents, Accounting and Audit

18.1	The financial year of the Company shall be the calendar year.

18.2	The Company shall keep accounts and state the financial results in rubles. The Company shall also be entitled to keep accounts in one or several foreign currencies pursuant to the instructions issued by the Board of Directors.

18.3	Any financial documents, statistical, accounting and periodical financial statements shall be prepared and, as required, shall be submitted to the relevant state authorities and the General Meeting of Shareholders in compliance with these Articles of Association and the generally accepted Russian accounting principles.

18.4	The General Director shall be responsible for management, execution and keeping by the Company of accounts, accuracy of the data contained therein and timely presentation of the annual statements and financial reports for approval to the Board of Directors and the General Meeting of Shareholders.

18.5	The accuracy of the data contained in the annual financial reports, accounting balance sheet and the profit and loss statement shall be acknowledged by the Internal Audit Committee (Internal Auditor). Moreover, the audit of the annual financial reports and accounting statements shall be performed by an independent auditor appointed by the General Meeting of Shareholders. Such independent auditor shall present its opinions on compliance of the annual financial reports, accounting balance sheet and the profit and loss statement of the Company with the effective rules and the generally accepted Russian accounting principles.

18.6	The General Director shall submit the annual financial reports and accounts approved by the Internal Audit Committee (Internal Auditor) and the External Auditor of the Company to the Board of Directors for approval.

18.7	The Company shall keep and provide access to the Shareholders (at their request) during normal working hours at the premises of the General Director to any accounting and financial documents and data, as well as minutes of any General Meeting of Shareholders and any meeting of the Board of Directors, as well as other internal, financial and accounting documents pursuant to the effective laws for examination purposes. The Shareholders or their authorized representatives shall be entitled to obtain copies of financial data and other documentation and to export them outside the Russian Federation to the extent required for purposes of any tax declarations and financial reports prepared by such shareholders or any other legitimate purposes, unless otherwise prescribed by the effective laws.

Article 19. Transfer of Shares

19.1	The Shareholders of the Company shall have the pre-emption right to acquire any shares which any Shareholder might intend to sell to any third party on a pro rata basis in relation to all Shareholders exercising such right in compliance with the provisions of these Articles of Association and the effective laws.

19.2	The Shareholder, intending to sell his/her/its share to a person, is obliged to notify other shareholders and the Board of Directors about this via telex or fax specifying the exhaustive information on such operation. Other shareholders shall notify the selling Shareholder and the Board of Directors in writing via telex, fax or by any other means within 45 (forty five) days of the date of receipt of such notification on the intent to purchase the shares of the selling shareholder on terms and conditions specified in such Shareholder’s notice. In the event the other Shareholders make no notice of their intentions to purchase the offered shares or refuse to purchase the shares within the specified period of 45 (forty five) days, the pre-emption right shall be forfeited. The Company shall be entitled, at the resolution of the Board of Directors, within 10 (ten) days after expiration of the specified period to notify the selling Shareholder of its intent to purchase the Company’s shares held by the selling Shareholder, providing that such shares are not purchased by other Shareholders as described above; otherwise, the selling Shareholder shall be entitled to sell such shares to the third party under the initial conditions.

19.3	In each case in order to sell, transfer or concede any shares of the Company it shall be necessary to submit to the Company the properly executed transfer order signed by the transferring shareholder and the purchaser of the shares in order to reflect the respective transfer in the Register of Shareholders. The Company shall make a respective record in the Register of Shareholders and shall present an abstract from the Register of Shareholders which confirms the transfer of shares to the purchaser within 3 (three) days of the date when the specified transfer order was received.

19.4	These Articles of Association, as well as any resolutions, acts and agreements, approved or made on behalf of the Company in relation to the rights and liabilities of the shareholders shall apply to any successor or any other person who purchases the shares of the Company as of the date of concession or transfer. Such successor or person shall execute any agreements required for such concession or transfer.

Article 20. Dividends, Profit and Loss

20.1	At the end of the first quarter, half-year period, nine months of the financial year and/or based on the financial year results, the Company, at the discretion of the Board of Directors, may take decision (declare) to pay out the dividends on the placed shares.

20.2	The dividends shall be declared and paid by the Company out of its undistributed net profits remaining after the allocations to the Reserve Fund and payment of all taxes due. The amount of dividends may not exceed the amount recommended by the Board of Directors. Moreover, the Company may not declare the dividends in the event the Authorized Share Capital of the Company has not been paid in full, or the value of the net assets of the Company is less than its Authorized Share Capital, the Reserve Fund, as well as under other circumstances prescribed by the effective laws.

20.3	The list of persons entitled to receive the dividends shall be made by the Company as of the date of making the list of Shareholders entitled to participate in the general Meeting of Shareholders where the decision on payout of the respective dividends is made. No dividends shall be accrued and paid on the shares reflected on the balance sheet of the Company.

20.4	Payment of dividends may be effected in the form of money (check, bank payment order, postal money order or any other approved form of payment), securities, in the form of commodities, shares or bonds.

20.5	The date of payment of dividends shall be determined by the General Meeting of Shareholders at its discretion, but not later than 60 (sixty) days of the date when the decision to pay out the dividends was made.

20.6	The amount of the declared dividends shall not include the taxes (if any) levied on the shareholder in relation to such dividends. The Company shall withhold and transfer to the state budget all relevant taxes prior to the payout of dividends to the Shareholder in the amount required by law. The dividends payable to any foreign Shareholder may be transferred abroad in a freely convertible currency pursuant to the laws of the Russian Federation and the obligations of the Russian Federation under any international treaties.

Article 21. Confidentiality

21.1	Any confidential information, technical data and production secrets, including, but not limited to, any technical specifications, plans, designs, data and concepts (Confidential Information) belonging to the Company or provided by any shareholder, officer or employee of the Company (the Source) to any other person or Company shall be used exclusively for the purposes of the Company’s activities subject to the constrains specified below.

21.2	In the course of existence of the Company and upon its liquidation the Company and its former and current Shareholders must keep confidential, protect and refrain from disclosure to third parties, making every effort to prevent such disclosure on behalf of its former and current shareholders, officers, employees, agents and representatives, the contents of discussions and meetings of the Board of Directors, as well as any other Confidential Information on any shareholder or Company, obtained in the course of existence of the Company, with the following exceptions:

21.2.1	any information that has become available to the general public prior to the date of disclosure thereof through no fault of the Company or the disclosing Shareholder;

21.2.2	any information that has been available to the Company or the disclosing Shareholder from external sources prior to the receipt of such information from the Source (providing that the Source was immediately notified of the fact that such information was obtained);

21.2.3	any information provided in response to any official inquiry made by the state authorities, courts or any other authorities which the Company or the disclosing shareholder is responsible before, to the required extent and only in the event that all the legal and administrative remedies which the Company or its Shareholders deemed reasonable in order to prevent or constrain such disclosure have been used in full; and

21.2.4	any information disclosed with the preliminary written consent of the Source.

21.3	The Company shall execute the non-disclosure and non-use agreements with its respective Shareholders, officers, employees, suppliers, agents and representatives in the form established by the General Meeting of Shareholders.

21.4	Any Confidential Information and copies of any documents containing such information shall be returned to the Source within 30 (thirty) days upon reorganization or liquidation of the Company or, in the event of withdrawal of a shareholder from the Company, within 30 (thirty) days of such withdrawal.

Article 22. Reorganization and Liquidation of the Company

22.1	Any reorganization of the Company may be brought into effect in a form of merger, takeover, demerger, split-off and transformation or liquidation either on voluntary basis or on the basis of a court ruling. Any reorganization or liquidation of the Company shall be effected in compliance with these Articles of Association and the effective laws.

22.2	The resolution on reorganization or liquidation of the Company shall be passed by the General Meeting of Shareholders by a 75% (seventy five percent) majority of votes of Share Shareholders possessing the voting shares of the Company and participating in the General Meeting of Shareholders. In the event of reorganization the General Meeting of Shareholders shall approve the certificate of transfer or demerger financial statement, after which the General Meeting of Shareholders shall notify in writing all creditors of the Company on the reorganization (if such notification is required by the effective laws). In the event of liquidation of the Company the General Meeting of Shareholders shall appoint a liquidation committee (the Liquidation Committee) comprising 3 members.

22.3	The Liquidation Committee shall be responsible for notification of the creditors on the reorganization of the Company, recovery of the Company’s debts receivable, preparation and submitting the interim and final liquidation balance sheets for approval by the General Meeting of Shareholders and, in compliance therewith, sale of the Company’s property, settlement of unsettled creditors’ claims and distribution of property remaining in the Company’s possession upon discharge of the creditors’ claims (the Liquidation Surplus) among the Shareholders in proportion to the number and category of shares held by them in compliance with the effective laws. The Liquidation Committee shall have all the necessary authorities to manage the Company’s affairs during the liquidation thereof and shall act as the Company’s representative, including in court, commercial court or court of arbitration.

22.4	On behalf of the General Meeting of Shareholders the Liquidation Committee shall immediately notify the relevant registration authorities on the resolution to liquidate the Company and appoint the Liquidation Committee. The Liquidation Committee shall also submit the interim and final liquidation balance sheets for approval to the relevant registration authorities and, upon settlement of all creditors’ claims and distribution of funds obtained as a result of liquidation among the Shareholders, shall annul the state registration of the Company with the relevant registration authorities, close any bank accounts of the Company and annul the state registration of the Company with any other relevant registration authorities and agencies.

22.5	The Company shall cease to exist from the moment of making the respective record on liquidation thereof in the Unified State Register of Legal Entities maintained by the relevant registration authority.

22.6	The Shareholder shall be entitled at his/her/its discretion to receive the share of the Liquidation Surplus which is owed to him/her/it in the natural form, in the form of all or part of tangible assets contributed by him/her/it as payment for the Company’s shares upon settlement of the creditors’ claims and distribution of liquidation amounts for satisfaction of the priority rights of other shareholders in compliance with the effective laws. In such event the Liquidation Committee shall ensure performance of all respective formalities, including those connected with re-export of tangible assets and ensure re-export of such assets on a duty-free basis, unless the shareholder decides to dispose of such assets otherwise.

22.7	The value of any such assets being assigned to the Shareholder upon liquidation of the Company shall be their balance sheet value as of the date of the liquidation resolution. Such value shall be withdrawn from the total amount of assets owed to the Shareholder in the event of liquidation of the Company.

22.8	The respective share of the Liquidation Surplus assigned to the foreign shareholder pursuant to this Article in the form of money and/or in the natural form shall be subject to free repatriation in compliance with the provisions of the effective laws and international treaties of the Russian Federation.

22.9	In the event of liquidation under the court ruling the court shall appoint a liquidation committee and liquidate the Company pursuant to the terms and conditions of these Articles of Association, the effective laws and the directions of the court.

22.10	Upon completion of the liquidation procedure all permanent records and documents related to the Company’s staff (order, personal files, etc.) shall be submitted to the custody of archive institutions of the Russian Federation in compliance with the effective laws. the Company shall arrange and submit the documents to the custody pursuant to the requirements of archive institutions at its own expense.

Article 23. Governing Law and Arbitration

23.1	The Shareholders shall seek to resolve amicably any differences, disputes or claims which may arise between the Shareholders or a Shareholder and the Company in relation to these Articles of Association by means of negotiations guided by the principles of mutual understanding and cooperation.

23.2	Should any difference, dispute or claim specified in Article 23.1 of these Articles of Association not be resolved within 90 (ninety) days by means of amicable negotiations, such difference, dispute or claim may be submitted to the court in compliance with the laws of the Russian Federation.

Article 24. Final Provisions

24.1

The General Director shall ensure that the Company keeps the original copies (or notarized copies) of the following documents: (i) Articles of Association of the Company, amendments and additions to the Articles of Association registered in accordance with the established procedure, the Resolution on incorporation of the Company as a result of reorganization, certificate of the state registration of the Company; (ii) documents certifying the rights of the Company in the property reflected on its balance sheet; (iii) internal documents of the Company approved by the General Meeting of Shareholders and other management bodies of the Company; (iv) provisions on the branch(es) and/or representative office(s) of the Company; (v) annual statements; (vi) prospectuses of issue of the Company’s shares; (vii) accounting records; (viii) accounting statements to be submitted to the respective state authorities; (ix) minutes of the General Meetings of Shareholders, meetings of the Board of Directors and the Internal Audit Committee (Internal Auditor); (x) lists of affiliated persons and entities of the Company specifying the number and category (type) of shares owned by them; (xi) opinions of the Internal Audit Committee (Internal Auditor), the independent auditor of the Company, state and municipal financial supervision bodies; (xii) documents on the staff of the Company; as well as (xiii) other documents required by the effective laws.

24.2	Unless otherwise expressly stipulated in these Articles of Association, any notification, consent or agreement being sent in connection with these Articles of Association, must be executed in writing and delivered personally or by registered mail with acknowledge of receipt (for notifications sent within the Russian Federation) or (for notifications sent abroad) via telefax with acknowledge of receipt, via air service, to the addresses specified in the Register of Shareholders which may be changed (if necessary) upon the respective notification. All notifications shall be deemed legitimate upon receipt thereof.

24.3	Headings used in these Articles of Association shall not affect the interpretation thereof.

24.4	Should any of the provisions of these Articles of Association be or become invalid, this shall not affect the validity of other provisions of the Articles of Association. The invalid provision must be replaced by another provision having the intent as close as possible to that of the replaced one.

24.5	These Articles of Association shall become effective from the moment of the state registration thereof pursuant to the effective laws.

[stamp]: [illegible] year two thousand [illegible]

[illegible] Larisa Vladimirovna, notary public of the Novosibirsk notarial district, do hereby certify that this is a true and complete copy of the original document. In the latter no erasures, interlineations, crossed out words and other unauthorized corrections or peculiarities have been found.

Registered in the register under the number [illegible]

[illegible] fee received (as per the tariff) [illegible] rubles.

[signed]

[seal]: first line: [illegible]

second line: Kuzmenok Larisa Vladimirovna, Notary Public

third line: Novosibirsk notarial district

fourth line: location: Novosibirsk

fifth line: Taxpayer Identification Number (INN): [illegible]

[seal]: first line: [illegible]

second line: [illegible]

third line: Russian Alcohol Group

[seal]: [illegible]

[seal]: [illegible]

[stamp]: Total bound and sealed 20 (twenty) pages

General Director of Managing Organization

Russian Alcohol CJSC

Carlo Radicati di Primeglio

[signed]

[seal]: [illegible]

[stamp]: [illegible]

24 February [illegible] 9

[illegible] 1075475004087

[illegible] 2095475014809

Deputy Director of [illegible]

[signed] [illegible]

[stamp]: [illegible]